Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Second Quarter 2014 Operating Results

Generated Revenues of $382.0 Million and AFFO per share
of $0.24 up 595.2% and 26% Respectively from Prior Year Period
Established Estimated Pro Forma AFFO Run Rate(1) at Year-End 2014 of
$1.18 - $1.20 per share with no 2015 Balance Sheet Activity
Completed Balance Sheet Acquisitions of $834.7 Million and Acquired $751.1 Million for the Cole
CapitalTM Managed REITs; Closed $1.5 Billion Red Lobster ® Sale-Leaseback on Balance Sheet Following Q2 2014
Increased Portfolio Occupancy to 99.8% and Improved Weighted
Average Lease Term of Portfolio to 12.2 Years, Pro Forma Adjusted for Red Lobster and Multi-Tenant Sale
Refinanced $282.2 Million of Merger-Related Assumed Debt in Q2 2014 with $1.0 Billion
Refinanced Year-to-Date; 6.3x Pro Forma Net Debt to Annualized Adjusted EBITDA as of June 30, 2014
Implemented Significant Corporate Governance Changes
Maintained Dividend of $1.00 per share Resulting in Projected
Year-End Payout Ratio of ~86.2% at the Mid-Point of Guidance Range

New York, New York, July 29, 2014 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today its operating results for the three months ended June 30, 2014.

Selected operating highlights for the quarter include:

•	Increased Revenues: Increased revenues to $382.0 million, up 595.2% compared to the same period a year earlier.

•	Increased AFFO: Increased AFFO to $205.3 million, up 429.0% compared to the same period a year earlier, and increased AFFO per share to $0.24, up 26% compared to the same period a year earlier.

•
Pro Forma AFFO Run Rate: Pro forma normalized estimated AFFO run rate estimated as of year-end 2014 of $1.18 - $1.20 per share including 2014 completed and announced transactions. This AFFO estimate does not include any balance sheet acquisitions in excess of our $4.5 billion 2014 guidance, no dispositions, no rent growth or G&A synergies for 2015 and assumes results for Cole Capital consistent with the Company’s 2014 projection.

•	Acquisitions: Completed $834.7 million of net lease acquisitions on the balance sheet and an additional $751.1 million of real estate assets on behalf of the Cole Capital managed funds.

•	Dispositions: Sold eight properties for total net proceeds of $40.8 million, for a year-to-date total of 25 properties sold for $96.4 million.

•	Cole Capital Equity Raise: Raised $161.0 million of capital on behalf of the managed REITs in the second quarter and $1.1 billion year-to-date as of June 30, 2014.

•
De-levered and Refinanced Debt: Refinanced $282.2 million in Q2 with an average maturity of 1.9 years and a weighted average interest rate of 3.5%; $1.0 billion refinanced year-to-date as of June 30, 2014 with an average maturity of 2.0 years and a weighted average interest rate of 4.7%. Pro forma net debt annualized adjusted EBITDA as of June 30, 2014 is 6.3x.

•
Improved Corporate Governance: Terminated our investment banking relationship with RCS Capital; took steps to eliminate independent directors’ presence on the boards of any non-traded real estate investment trusts sponsored by AR Capital, LLC (“ARC”); enhanced intellectual diversity and leadership by expanding our Board in 2014 with four new members including William Stanley, Thomas Andruskevich, Bruce Frank and David Kay (Mr. Kay’s appointment effective October 1) and establishing plans to add an additional independent director by year-end. In addition, our directors will opt-out of the Maryland Unsolicited Takeover Act (“MUTA”) allowing our stockholders the right to elect our entire Board of Directors at each annual meeting. Further governance and compensation changes are described below.

(1) Pro forma normalized estimated AFFO run rate estimated as of year-end 2014 of $1.18 - $1.20 per share including 2014 completed and announced transactions. This AFFO estimate does not include any balance sheet acquisitions in excess of our $4.5 billion 2014 guidance, no dispositions, no rent growth or G&A synergies for 2015 and assumes results for Cole Capital consistent with the Company’s 2014 projection.

Portfolio Composition as of June 30, 2014 (pro forma for Red Lobster acquisition and multi-tenant sale)

# of Properties	4,429
Occupancy	99.8%
# of Tenants	541
# of Industries	94
Square Feet	99.1 million
% Investment Grade(2)	46%
Pro Forma Net Debt to Annualized Adjusted EBITDA	6.3x
Weighted Average Remaining Lease Term(2)	12.2 years
Property Type(2) 62% Retail & Restaurants, 23% Office, 15% Industrial

(2) Based on rental revenues.

President’s Comments on Operating Results

“Our second quarter results and accomplishments are indicative of our focus on driving long-term value by delivering on our commitments as outlined in our June 20th stockholder letter,” said David S. Kay, President of ARCP. “In six months we have fully integrated the organization, achieved $38.0 million of the $77.0 million of cost synergies to come in the first year, reduced leverage, de-risked the balance sheet, lengthened debt maturities, created $11.8 billion of unencumbered assets and significantly extended and upsized our credit facility. With these actions undertaken and the formative stage of the company behind us, we are focused on the day-to-day operations of the company. Through all of these undertakings, we are positioned for long-term success.”

“Our balance sheet acquisitions in the quarter, owned and under contract, of 1,217 properties in over 210 separate transactions demonstrates the continuing systematic execution of our core acquisition strategy and testifies to the repeatability of our investment process. As always, we see a tremendous volume of deals, but with only approximately $250 million of acquisitions remaining to transact in calendar year 2014 on the balance sheet to meet our previously announced $4.5 billion target, we intend to maintain a highly disciplined and selective approach to purchase the best assets for the portfolio. Our real estate team remains able to self-originate and close transactions in a timely manner - both at a granular level and for large-scale sale-leasebacks. This enables us to achieve superior pricing. Moreover, by routinely culling through the existing portfolio, we are identifying further opportunities that can be realized by harvesting capital derived from non-core assets and re-deploying that capital in an accretive manner. At the same time, we are thoughtfully managing our debt portfolio by lengthening debt maturities and taking advantage of the current rate environment. The daily execution of these collective actions allows us to maintain our 2014 AFFO per share guidance of $1.13 - $1.19, while significantly de-levering the balance sheet and maximizing value for our stockholders.”

Chairman’s Comments on Corporate Governance

“As I outlined in yesterday’s stockholder letter, I have continued to focus my attention to improving corporate governance,” said Nicholas S. Schorsch, Chairman and CEO of ARCP. “With the support of our Board of Directors we are improving our practices by eliminating related party transactions, enhancing disclosures, evaluating executive compensation, opting out of the MUTA to assure our stockholder’s right to elect the entire Board at each annual meeting, and implementing other policies designed to improve our reporting and transparency, further align interest with our stockholders, and eliminate potential conflicts of interest. Our goal is to constantly improve our corporate governance, which we expect will ultimately be reflected in our corporate governance scores. All of these efforts are taken with a view toward creating long-term value for stockholders.”

Operating Highlights

Revenues
Total revenues were $382.0 million for the three months ended June 30, 2014, compared to $54.9 million for the prior year period, representing an increase of 595.2%. Total Q2 revenues include real estate revenues of $344.6 million and Cole Capital revenues of $37.4 million.

Revenues were $702.6 million for the six months ended June 30, 2014, compared to $97.8 million, for the prior year period, representing an increase of 618.1%.

Funds from Operations and Adjusted Funds from Operations
Funds from operations (“FFO”) for the three months ended June 30, 2014 totaled $174.7 million, or $0.20 per share fully diluted.

FFO for the six months ended June 30, 2014 totaled $(15.1) million. FFO for this period, excluding one-time merger and other transaction related costs, was $0.31 per share fully diluted.

Adjusted funds from operations (“AFFO”) for the three months ended June 30, 2014 totaled $205.3 million or $0.24 per fully diluted share.

AFFO for the six months ended June 30, 2014 totaled $353.1 million, or $0.49 per fully diluted share.

Property Level Net Operating Income
Property level net operating income (“NOI”) was $305.2 million for the three months ended June 30, 2014, compared to NOI of $51.9 million for the prior year period, representing a 488.1% increase.

NOI was $542.1 million for the six months ended June 30, 2014, compared to NOI of $92.2 million, for the prior year period, representing a 488.0% increase.

Dividends
Maintained dividend at $1.00 per share on an annualized basis.

Balance Sheet Activity

•
Second Quarter Acquisitions: Acquired $834.7 million of real estate during the second quarter, comprised of 165 properties in 72 individual transactions at a weighted average GAAP cap rate of 8.4% (7.9% cash cap rate); $1.9 billion acquired year-to-date as of June 30, 2014 at a weighted average GAAP cap rate of 8.3% (8.0% cash cap rate). As of July 28, 2014, with an aggregate $4.24 billion closed or under contract, approximately $250 million is remaining to achieve the $4.5 billion target for 2014.

•
Red Lobster® Sale-Leaseback Transaction: On July 28, 2014, closed on an approximate $1.5 billion sale-leaseback transaction for approximately 500 Red Lobster® restaurant properties at a GAAP cap rate of 9.9% (7.9% cash cap rate).

•
Second Quarter Dispositions: Sold eight properties for total net proceeds of $40.8 million in Q2 2014 for a year-to-date total of 25 properties for $96.4 million; redeployed capital into more accretive acquisitions and further reduced debt.

•
Multi-Tenant Portfolio Sale: Signed a definitive agreement to sell our multi-tenant shopping center portfolio to a joint venture between Blackstone and DDR for $1.975 billion in cash. The sale is expected to close by the beginning of the fourth quarter 2014, subject to customary closing conditions, further clarifying ARCP’s single-tenant, net lease investment strategy.

Cole Capital

•
Second Quarter Acquisitions: Acquired $751.1 million of real estate assets on behalf of the Cole Capital managed funds in the second quarter, comprised of 134 properties, bringing the year-to-date total as of June 30, 2014 to $1.2 billion. As of July 28, 2014, with an aggregate $2.64 billion closed, under executed purchase agreements or executed letters of intent, approximately $2.26 billion are remaining to achieve the acquisitions target for 2014.

•
Second Quarter Capital Raise: Raised $161.0 million in the second quarter for a total of $1.1 billion year-to-date and remain on track to raise $3.1 billion in 2014. As of July 28, 2014, more than 45,000 financial advisors are now under agreement to sell CCIT II, in excess of 39,000 are now under agreement to sell CCPT V and more than 34,000 are now under agreement to sell Income NAV.

•	Assets Under Management: Total assets under management of $6.6 billion as of June 30, 2014.

Capital Markets

•
Refinanced Debt: Continued to refinance short-term duration and high cost, merger-related assumed secured debt: $282.2 million refinanced in the second quarter of 2014 with an average maturity of 1.9 years and a weighted average interest rate of 3.5%; and, $1.0 billion refinanced year-to-date as of June 30, 2014 with an average maturity of 2.0 years and a weighted average interest rate of 4.7%. An additional $554.5 million of obligations is projected to be refinanced during the third quarter.

•
Methodically De-leveraged the Balance Sheet: Took successful steps toward de-leveraging the balance sheet to 6.3x pro forma net debt to EBITDA as of June 30, 2014. Our target leverage remains at 6.4x - 6.6x for year-end 2014.

•
Amended and Extended Line of Credit: Extended term and received more favorable pricing on our senior unsecured line of credit, reflective of our investment grade status. Accepted total commitments of $4.65 billion for the amended credit facility, providing low-cost debt to ARCP, and successfully extended the term to four years, with the right to extend the term for one additional year.

•	Equity Offering: Closed the public offering of 138 million shares of common stock, generating net proceeds of approximately $1.59 billion, which reduced leverage and fortified the balance sheet.

Leadership and Governance

•
ARCP Board of Director Changes: William M. Kahane and Edward M. Weil, Jr. resigned from the Board to enhance corporate governance. Bruce Frank, a former senior partner in the Real Estate Group of Ernst & Young LLP, became an additional independent director on July 8, 2014 and David S. Kay will join the Board as a another new member, effective October 1, 2014, together enhancing strategic leadership. Additionally, we will add a new independent director to replace one of our legacy independent directors (pre-2014) before the end of the fourth quarter.

•
Board Focus on ARCP: Took steps to eliminate independent directors’ presence on the boards of any non-traded real estate investment trusts sponsored by ARC. Additionally, Brian S. Block, our CFO, resigned from the board of RCS Capital Corporation, effective July 7, 2014.

•	Executive Compensation: David S. Kay, Brian S. Block and Nicholas S. Schorsch have agreed with the Board to accept all of their 2014 compensation, above their base pay, in the form of common stock.

•	Termination of Banking Relationship: Negotiated a mutual release from our investment banking relationship with RCS Capital.

•	CEO Transition: Mr. Kay will become CEO of ARCP and join the Board of Directors of ARCP on October 1, 2014, replacing Nicholas S. Schorsch, who will remain Chairman.

•	Opting out of MUTA: Our directors will opt-out of the MUTA allowing our stockholders the right to elect our entire Board of Directors at each annual meeting.

Second Quarter 2014 Conference Call Details

ARCP will be hosting its second quarter 2014 conference call on Tuesday, July 29, 2014 at 11:00 a.m. ET. David S. Kay, President, Lisa E. Beeson, Chief Operating Officer, and Brian S. Block, Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details*

Domestic Dial-In Number: 1-888-317-6003
International Dial-In Number: 1-412-317-6061
Canada Dial-In Number: 1-866-284-3684
Conference ID: 0613219
Webcast: http://arcpreit.com/Q22014EarningsCall
*Participants should dial in 10-15 minutes early.

Conference Call Replay Details

Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-0088
Canada Dial-In Number: 1-855-669-9658
Conference ID: 10049338
Date Available: July 29, 2014 (one hour after the end of the conference call) to August 13, 2014

Supplemental Information

Supplemental information on the Company’s second quarter 2014 operations can be found in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on July 29, 2014. The supplemental information report is titled “Quarterly Supplemental Information: Second Quarter 2014.” Information in such report includes the following financial data for ARCP, in addition to other data: (1) its Consolidated Balance Sheet and Income Statement Details; (2) its Funds from Operations and Adjusted Funds from Operations details; (3) its Dividend Summary; and (4) its Portfolio Details.

Funds From Operations and Adjusted Funds From Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under generally accepted accounting principles in the United States (“U.S. GAAP”).
We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with U.S. GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of U.S. GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in U.S. GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and adjusted funds from operations (“AFFO”), as described below, should not be construed to be more relevant or accurate than the current U.S. GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under U.S. GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and AFFO measures and the adjustments to U.S. GAAP in calculating FFO and AFFO.
We consider FFO and AFFO useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.
Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. While certain companies may experience significant acquisition activity, other companies may not have significant acquisition activity and management believes that excluding costs such as merger and transaction costs and acquisition related costs from property operating results provides useful information to investors and provides information that improves the comparability of operating results with other companies who do not have significant merger or acquisition activities. AFFO is not equivalent to our net income or loss as determined under GAAP, and AFFO may not be a useful measure of the impact of long-term operating performance if we continue to have such activities in the future.

We exclude certain income or expense items from AFFO, that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains or losses on contingent valuation rights, gains and losses on investments and early extinguishment of debt. In addition, by excluding non-cash income and expense items such as amortization of above and below market leases, amortization of deferred financing costs, straight-line rent and non-cash equity compensation from AFFO we believe we provide useful information regarding income and expense items which have no cash impact and do not provide liquidity to the company or require capital resources of the company. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are not as involved activities which are excluded from our calculation. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
In addition, we exclude certain interest expenses related to securities that are convertible to common stock as the shares are assumed to have converted to common stock in our calculation of weighted average common shares-fully diluted. As the Company’s convertible notes have a cash or stock settlement option and the Company has the ability and intent to settle its convertible notes in cash, the interest expense related to our convertible notes have not been excluded from AFFO, and accordingly, the shares are not assumed to have converted to common stock in our calculation of weighted average common shares-fully diluted.
In calculating AFFO, we exclude expenses, which under GAAP are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued merger and acquisition fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property and certain other expenses. Therefore, AFFO may not be an accurate indicator of our operating performance, especially during periods in which mergers are being consummated or properties are being acquired or certain other expense are being incurred. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments as items which are unrealized and may not ultimately be realized. We view both gains and losses from fair value adjustments as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.
As a result, we believe that the use of FFO and AFFO, together with the required U.S. GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities. FFO and AFFO are non-GAAP financial measures and do not represent net income as defined by U.S. GAAP. FFO and AFFO do not represent cash flows from operations as defined by U.S. GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions, and should not be considered as alternatives to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

Property Level Net Operating Income

NOI is a non-GAAP measure which is calculated by adding the portfolio’s aggregate rental income calculated in accordance with U.S. GAAP to the overall property-level reimbursements and deducting overall property-level expenses. The Company believes this is an important measure to more clearly demonstrate the direct revenue derived from its core business of owning net lease real estate.
Pro Forma Normalized AFFO Run Rate

The Company has established a pro forma normalized AFFO run rate to provide a metric which demonstrates the expected impact of all completed or announced transaction activity for 2014 on the Company’s AFFO, once such transactions are consummated. Because ARCP has successfully closed on, or placed under contract, an aggregate of $4.24 billion of balance sheet acquisitions for 2014, approximately $250 million from its 2014 target, and expects to dispose of its multi-tenant portfolio early in the fourth quarter of 2014, all as of mid-year, it believes that providing an updated projection of where its operating performance will stand by the end of 2014, as impacted by such announced and expected transactions, is important at this time. The run rate is specific to 2014, does not include any balance sheet acquisitions in excess of ARCP’s $4.5 billion 2014 guidance, dispositions, rent growth or G&A synergies for 2015 and assumes results for Cole Capital consistent with the Company’s 2014 projection.

About the Company

ARCP is a self-managed publicly traded real estate investment trust, organized as a Maryland corporation, listed on The NASDAQ Global Select Market, focused on acquiring and owning single-tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCP makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; our ability to achieve projected capital raising and acquisition targets for Cole Capital for 2014; our ability to complete pending acquisitions and achieve our projected balance sheet acquisition targets; our ability to successfully integrate the Red Lobster® portfolio; our ability to consummate the disposition of our multi-tenant portfolio at all or in a timely, efficient and cost-effective manner; our ability to effectuate and realize the benefits from our recent corporate governance changes; our ability to meet our projected run rate AFFO; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCP's latest Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCP does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Jamie Moser/Jonathan Keener                    Brian S. Block, CFO, Treasurer, Secretary and EVP
Joele Frank                            American Realty Capital Properties, Inc.
Ph: 212-355-4449                        bblock@arcpreit.com
Ph: 212-415-6500

AMERICAN REALTY CAPITAL PROPERTIES, INC.
 CONSOLIDATED BALANCE SHEETS
 (In thousands, except for share and per share data)

	June 30, 2014	December 31, 2013
ASSETS
Real estate investments, at cost:
Land	$3,361,195	$1,379,453
Buildings, fixtures and improvements	12,445,972	5,294,342
Land and construction in progress	62,594	22,230
Acquired intangible lease assets	2,231,675	759,786
Total real estate investments, at cost	18,101,436	7,455,811
Less: accumulated depreciation and amortization	(661,005)	(267,352)
Total real estate investments, net	17,440,431	7,188,459
Investment in unconsolidated entities	102,047	—
Investment in direct financing leases, net	62,094	66,112
Investment securities, at fair value	219,204	62,067
Loans held for investment, net	97,587	26,279
Cash and cash equivalents	193,690	52,725
Restricted cash	69,544	35,881
Intangible assets, net	347,618	—
Deferred costs and other assets, net	405,056	279,261
Goodwill	2,304,880	96,720
Due from affiliates	73,336	—
Total assets	$21,315,487	$7,807,504

LIABILITIES AND EQUITY
Mortgage notes payable, net	$4,227,494	$1,301,114
Corporate bonds, net	2,546,089	—
Convertible debt, net	975,003	972,490
Credit facilities	1,896,000	1,969,800
Other debt, net	146,158	104,804
Below-market lease liabilities, net	283,518	77,789
Accounts payable and accrued expenses	154,741	808,489
Deferred rent, derivative and other liabilities	218,023	40,207
Distributions payable	3,837	10,278
Due to affiliates	835	—
Total liabilities	10,451,698	5,284,971

Series D preferred stock, $0.01 par value, 21,735,008 shares (part of 100,000,000 aggregate preferred shares authorized) issued and outstanding at June 30, 2014 and December 31, 2013, respectively	269,299	269,299

Preferred stock (excluding Series D Preferred Stock), $0.01 par value, 100,000,000 shares authorized and 42,730,013 and 42,199,547 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	427	422
Common stock, $0.01 par value, 1,500,000,000 shares authorized and 907,920,494 and 239,234,725 issued and outstanding at June 30, 2014 and December 31, 2013, respectively	9,079	2,392
Additional paid-in capital	11,904,537	2,939,287
Accumulated other comprehensive income	12,392	7,666
Accumulated deficit	(1,628,354)	(864,516)
Total stockholders’ equity	10,298,081	2,085,251
Non-controlling interests	296,409	167,983
Total equity	10,594,490	2,253,234
Total liabilities and equity	$21,315,487	$7,807,504

AMERICAN REALTY CAPITAL PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Rental income	$314,843	$52,664	$559,288	$93,651
Direct financing lease income	1,181	—	2,187	—
Operating expense reimbursements	28,545	2,281	49,641	4,191
Cole Capital revenue	37,412	—	91,479	—
Total revenues	381,981	54,945	702,595	97,842
Operating expenses:
Cole Capital reallowed fees and commissions	7,068	—	41,504	—
Acquisition related	8,453	37,289	20,337	47,616
Merger and other transaction related	13,286	6,393	235,478	144,162
Property operating	39,372	3,086	69,030	5,635
General and administrative	19,063	2,361	44,748	3,815
Equity based compensation	9,338	3,458	31,848	4,339
Depreciation and amortization	258,993	33,752	424,356	60,505
Total operating expenses	355,573	86,339	867,301	266,072
Operating income (loss)	26,408	(31,394)	(164,706)	(168,230)
Other (expense) income:
Interest expense, net	(99,635)	(11,068)	(216,347)	(17,124)
Other income, net	6,526	1,167	10,915	2,020
Gain (loss) on derivative instruments, net	21,926	(40)	1,729	(45)
Gain on disposition of properties, net	1,510	—	4,489	—
Loss on contingent value rights	—	(31,134)	—	(31,134)
Gain on sale of investments	—	—	—	451
Total other expenses, net	(69,673)	(41,075)	(199,214)	(45,832)
Net loss from continuing operations	(43,265)	(72,469)	(363,920)	(214,062)
Discontinued operations:
Income from operations of held for sale properties	—	36	—	20
Gain on held for sale properties	—	—	—	14
Net income from discontinued operations	—	36	—	34
Net loss	(43,265)	(72,433)	(363,920)	(214,028)
Net loss attributable to non-controlling interests	2,937	475	14,911	907
Net loss attributable to the Company	$(40,328)	$(71,958)	(349,009)	(213,121)
Less: Dividends attributable to preferred shares	22,016	158	44,443	315
Less: Dividends attributable to participating securities	1,075	75	2,280	110
Net loss attributable to common stockholders	$(63,419)	$(72,191)	$(395,732)	$(213,546)

Basic and diluted net loss per share attributable to common stockholders	$(0.08)	$(0.36)	$(0.58)	$(1.11)

Funds from Operations and Adjusted Funds from Operations Per Share
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net loss (in accordance with U.S. GAAP)	$(43,265)	$(72,433)	$(363,920)	$(214,028)
Dividends on Series F Preferred Stock	(17,773)	—	(35,416)	—
Adjusted net loss	(61,038)	(72,433)	(399,336)	(214,028)
Gain on disposition of property	(1,510)	—	(4,489)	(14)
Depreciation and amortization of real estate assets	234,089	33,811	384,988	60,564
Depreciation and amortization of real estate assets in unconsolidated entities	3,120	—	3,722	—
FFO	174,661	(38,622)	(15,115)	(153,478)

Acquisition related	8,453	37,119	20,337	47,446
Merger and other transaction related	13,286	6,393	235,478	144,162
Gain on investment securities	—	—	—	(451)
(Gain) loss on derivative instruments, net	(21,926)	31,174	(1,729)	31,179
Amortization of premiums and discounts on debt and investments	(3,487)	—	(21,812)	—
Amortization of above- and below-market lease assets and liabilities, net	2,133	68	2,491	136
Net direct financing lease adjustments	136	—	527	—
Amortization and write off of deferred financing costs	11,342	2,271	61,256	3,514
Other amortization and depreciation	24,750	—	39,124	—
Loss on early extinguishment of debt	3,985	—	24,804	—
Straight-line rent	(17,413)	(3,059)	(24,933)	(4,568)
Non-cash equity compensation expense	9,338	3,458	31,848	4,339
Proportionate share of adjustments for unconsolidated joint ventures	20	—	782	—
AFFO	$205,278	$38,802	$353,058	$72,279

Weighted average shares outstanding - fully diluted	869,094	208,408	722,118	188,620

AFFO per share	$0.24	$0.19	$0.49	$0.38